FOR IMMEDIATE RELEASE              Contact:
                                   Joe Kopec
                                   The Dilenschneider Group
                                   312-553-0700


                    MERCURY FINANCE CLOSES ABOUT 70 BRANCHES

     CHICAGO, December 17, 1997 -- Mercury Finance Company (NYSE:MFN) today announced that approximately 70 operating branches, out of a total of 262 branches, are being closed because they are either unprofitable or considered redundant in view of the location of other nearby branches. The company estimates that closing the branches will result in a $250 million decrease in its outstanding portfolio over the next twelve to eighteen months, with approximately one-half of the portfolio reduction taking place in the state of Texas. About 300 employees, from Mercury's current total of 1,800 employees, will be affected by the branch closings during the next twelve months. Efforts are being made to offer many of these employees opportunities at other locations.

     "While I am certainly disappointed that we have to make this announcement about the employee layoffs, particularly at this time of the year; the remaining employees can take comfort that the continuing company will be a much stronger entity as a result of this action, and that the branch closures are a necessary step in our efforts to return Mercury to a level of profitability," said
William A. Brandt, president and chief executive officer.

     This new release contains certain forward-looking statements pertaining to branch closings, portfolio reduction, reduction in employees, expected operating results and other matters. These statements are subject to uncertainties and other factors. Should one or more of these uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual events or results may vary materially from those anticipated. Such risks and uncertainties include the availability of financing, the outcome of the company's negotiations with its lenders, the ability of the company to acquire finance receivables on terms it deems acceptable, changes in the quality or composition of finance receivables, trends in the automobile and finance industries and general economic conditions. The company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

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